Exhibit 10.18

WBAD - MEMBERSHIP AGREEMENT

This WBAD - MEMBERSHIP AGREEMENT (this “Agreement”), dated as of May 30, 2018, is by and among, Walgreens Boots Alliance Development GmbH, a private limited liability company incorporated under the laws of Switzerland, having its registered office at Bogenschützenstrasse 9A, CH 3008 Bern, Switzerland and registered in the Register of Commerce and Companies of the Canton of Bern under No CH-036.4.054.841-8 (“WBAD”), PharMerica Corporation (“PharMerica”). PharMerica and WBAD are collectively referred to herein as the “Parties”. Capitalized terms not defined in the body of this Agreement have the meaning provided in Exhibit 1 (Definitions). On the date this Agreement is fully executed, PharMerica shall become a member of WBAD and such date shall be considered the effective date of this Agreement (“Effective Date”).

RECITALS

(1) WBAD, among other activities, is an entity for the purpose of seeking to identify and pursue efficiencies for its members. WBAD has negotiated commercial terms and rebates for generic pharmaceutical products with manufacturers or manufacturers’ authorized exclusive distributors of Products (the “Suppliers”) under group purchasing arrangements.

(2) Walgreens Boots Alliance, Inc. (“WBA”), as of the date of this Agreement, maintains a minority investment in PharMerica and wishes to extend generic pharmaceutical sourcing assistance to PharMerica as a member in WBAD.

(3) PharMerica along with the existing members of WBAD, desire to combine volumes of Products Purchased and collectively appoint WBAD to negotiate on the terms set forth herein to (i) ensure contract pricing, rebate and certain other mutually agreed upon terms (“Specified Terms”) are made available to them by offering to Suppliers increased committed volumes permitting such Suppliers to have more reliable forecasts and to improve such Suppliers’ production management, (ii) increase efficiency and eliminate wasteful administrative duplication and (iii) increase competition among the Suppliers and other pharmaceutical manufacturers and vendors.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

1. WBAD CONTRACTS

A. Guiding Principles. Except as otherwise set forth herein, the Parties decisions and actions with respect to this Agreement shall be guided in accordance with the principles set forth on Exhibit 2 (as amended from time to time by mutual agreement of the Parties, the “Guiding Principles”).WBAD certifies to PharMerica that the Guiding Principles under this agreement are consistent in scope with the other members of WBAD.

B. WBAD Negotiations. (i) As soon as reasonably practicable following the Effective Date, the Parties shall engage in discussions to develop an orderly transition plan from PharMerica contracts. The Parties agree that they shall make commercially reasonable efforts to finalize and implement a transition plan in order to bring PharMerica volume under WBAD agreements as soon as is possible, subject to PharMerica’s existing wholesale agreement and WBAD’s notice requirements to Suppliers. Upon finalization of the implementation plan, WBAD shall provide notice to its Suppliers that PharMerica is joining WBAD in order to obtain Specified Terms on behalf of PharMerica. For purposes of clarity, the Parties acknowledge and agree that WBAD maintains separate formularies for its members, and as such PharMerica’s formulary may not be the same as any other member of WBAD. WBAD shall also be entitled to negotiate for itself Bona Fide GPO Fees.

(ii) WBAD is hereby authorized, subject to Sections 1.C and 1.D, to negotiate, on behalf of PharMerica, to obtain the most favorable Specified Terms reasonably available at the time. In negotiating the Specified Terms and Bona Fide GPO Fees applicable to each of the members of WBAD, WBAD shall not knowingly favor any of them over any other without the consent of each Party adversely affected (which consent may be withheld in such Party’s sole discretion).

(iii) Except as otherwise set forth herein, PharMerica and, to the extent necessary, WBAD shall enter into agreements (or amend or modify existing agreements) with such Suppliers reflecting, or make such other arrangements as may be appropriate to reflect, the terms on which PharMerica will acquire the applicable Products, which terms shall include the Specified Terms negotiated by WBAD (any such PharMerica contract or other arrangement reflecting the Specified Terms negotiated by WBAD as contemplated by this Agreement, a “WBAD Contract”). All other local terms (failure to supply, returned goods, etc.) shall be addressed by PharMerica either directly with a Supplier or with its wholesaler.

C. Limitations on Negotiations.

(i) WBAD shall negotiate Specified Terms in accordance with the Guiding Principles. WBAD shall consult with PharMerica regarding, and obtain PharMerica’s consent (which may not be unreasonably withheld) prior to, deviating from any of the Guiding Principles.

(ii) PharMerica’s participation as a member of WBAD under this Agreement is subject to PharMerica’s treatment as an affiliate under the Pharmaceutical Purchase and Distribution Agreement (as amended to date, including pursuant to the Joinder Agreement and Eighth Amendment, dated December 7, 2017, and as may be amended from time to time hereafter, the “ABC Distribution Agreement”) between Walgreens Boots Alliance, Inc. and certain of its affiliates, including Walgreen Co. (“Walgreens”) and AmerisourceBergen Drug Corporation and certain of its affiliates(collectively, “ABC”).

(iii) In the event that WBAD wishes to negotiate on behalf of another Person, WBAD may do so.

D. Equal Treatment. If, at any time, WBAD violates the “Equal Treatment” Guiding Principle with the result that another member of WBAD has been favored to the detriment of PharMerica, WBAD’s shall make PharMerica whole on a dollar for dollar basis equal to the difference in pricing that PharMerica would have received had WBAD not violated the Equal Treatment Guiding Principle (the “Equal Treatment Adjustment”).

2. PURCHASE OF GENERIC VOLUMES

A. Purchasing Commitments. Except as otherwise provided in this Agreement and subject to Section 2.B, to the extent a Product is subject to a WBAD Contract (an “Available Product”), PharMerica hereby commits to Purchase such Product under such WBAD Contract, as applicable. Subject to the Guiding Principles, the Parties agree that efforts should be made to maximize the amount of Product purchases that are subject to WBAD Contracts.

B. Purchasing Exceptions. Notwithstanding anything to the contrary contained in this Agreement, PharMerica may Purchase Products under contracts, purchase orders or any other means other than any applicable WBAD Contract and/or from Suppliers other than those party to any applicable WBAD Contract (such purchases, “Outside Purchases”), provided that PharMerica’s annual Outside Purchases shall be subject to a maximum of ten percent (10%) of the total dollar amount of all PharMerica’s annual Product Purchases, under the following circumstances:

(i) On an occasional basis, in order to meet an immediate short-term inventory need, when PharMerica cannot satisfy such need through Purchase of an equivalent Available Product (for example, if an Available Product is out of stock and there is not another equivalent Available Product in stock and available for purchase); provided, however, that in such circumstances the minimum amount necessary of the equivalent Product will be purchased to satisfy the immediate need, and PharMerica shall provide prompt written notice to WBAD of the Purchases including the Product, Supplier and quantity purchased, after and to the extent such information is received by PharMerica;

(ii) The Outside Purchase is made pursuant to any contract pharmacy arrangement with a “covered entity” (within the meaning of Section 340B of the Public Health Services Act) under which PharMerica provides services to such covered entity’s patients;

(iii) During any period of time in which a Supplier does not, or is temporarily unable, to supply the Available Product and there is no other equivalent Product available through a WBAD Contract, provided that during such time, PharMerica will cooperate with WBAD to resolve the supply problem and/or contract for a mutually agreeable equivalent Product; and

(iv) Non-prescription medications, such as OTC’s, medical/surgical products, IV solutions and DME.

C. Notification. To the extent PharMerica intends to make any Outside Purchases, PharMerica shall provide written notice of the terms and Product specific details of such purchases to WBAD (to the extent permitted under the terms of such purchase or applicable Law) no later than ten (10) days following such Purchase.

D. Chargebacks. The Parties acknowledge and agree that the Contract Price made available to PharMerica will not be equivalent to the price PharMerica pays to ABC under the ABC Distribution Agreement. In order to protect WBAD’s net pricing, Walgreens, as an agent of PharMerica, will collect from each applicable Supplier a chargeback on PharMerica’s behalf on a monthly basis in order to collect the difference between PharMerica’s indirect contract price and the indirect net price that is set between such Supplier and WBAD. For purposes of clarity, Walgrcens will manage the contracting process for the chargeback agreements. Walgreens will use each Supplier’s sales data to calculate the chargeback. Walgreens will pass on the chargeback for each Supplier in a lump sum payment to PharMerica the fifteenth (15th) day of the month after the month in which the chargeback funds are received from such Supplier for the given month.

E. Volume Incentive Rebates. With respect to volume incentive tier rebates where PharMerica’s volume is included and where such rebate is paid on the collective WBAD member volume, PharMerica shall be entitled to a pro rata share based on its volumes. Payments made on behalf of PharMerica’s volumes will be passed through to PharMerica by WBAD the fifteenth (15th) day of the month after the month in which said payment is received by WBAD . For purposes of clarity, PharMerica’s ability to achieve volume incentive rebates with respect to any particular Supplier will be subject to PharMerica’s purchases and such Supplier’s willingness to enter into such volume incentive agreements.

F. PharMerica Procurement Liaisons. PharMerica shall designate one representative to act as the primary contact person with respect to all issues relating to WBAD (the “PharMerica Procurement Liaison”). PharMerica may replace its appointed PharMerica Procurement Liaison at any time upon written notice to WBAD; provided, however, that PharMerica shall use reasonable efforts to preserve continuity of its PharMerica Procurement Liaison.

G. Cooperation. (i) WBAD and the PharMerica Procurement Liaison shall hold review meetings (“Review Meetings”) with each other by telephone or in person, as mutually agreed upon, at such frequency as WBAD and PharMerica determine is reasonably necessary to discuss (i) the status of and any issues relating to the negotiation of Specified Terms or other matters relating to contracts with Suppliers, (ii) potential deviations from the Guiding Principles, (iii) negotiation strategies, (iv) the Parties’ operational objectives and considerations and/or (v) any other matter contemplated by this Agreement.

(ii) To facilitate WBAD’s negotiations with a Supplier, PharMerica shall, upon reasonable request, submit to WBAD its best estimates of its purchase requirements for all Products manufactured by the relevant Supplier for the 12 calendar month period (or such other period as WBAD and PharMerica may mutually agree) beginning on the date specified in WBAD’s request (which shall be no earlier than 30 days following the date of such request) (each, a “Demand Forecast”). Each Demand Forecast shall be made in good faith and shall constitute PharMerica’s best estimates of future orders of the applicable Product, but shall not be binding on PharMerica. PharMerica shall promptly notify WBAD of any material change to a then applicable Demand Forecast. Should WBAD require updates, PharMerica agrees to provide updated forecast information either directly or through its wholesaler.

H. Market Intelligence. From time to time, PharMerica and WBAD shall use their respective good faith efforts to provide each other with such information as may be in their respective possession regarding the market pricing or factors impacting market pricing for Products; provided, that neither WBAD nor PharMerica shall be obligated to provide any such information to the extent that doing so would violate any Law or contractual obligation to which such Party is subject. PharMerica shall not proactively solicit pricing offers for Products from Suppliers without first obtaining WBAD’s permission to do so (which WBAD may withhold, in its sole discretion), except to the extent covered by a purchasing exception set forth in Section B, provided however, that PharMerica’s negotiations and/or discussions with Suppliers pertaining to Outside Purchases shall not knowingly frustrate WBAD’s ability to achieve Specified Terms for its other members.

I. New Product Launches. WBAD will provide regular updates to PharMerica regarding timing of new generic product launches. WBAD shall make reasonable efforts to provide PharMerica with information that will allow PharMerica to understand the pipeline and participate in discussions regarding any new products or changes to existing Products.

J. Monthly Reporting. PharMerica shall provide a monthly report no later than 12 Business Days after the end of each calendar month setting forth the aggregate number of Purchased Units for each Product. The Parties recognize that this report will be based either on wholesaler information or on the best information that PharMerica has available at the time.

3. VALUE/CLEAN ROOM PROCESS

A. Value Attributable to Member Purchases. The Parties acknowledge and agree that WBAD shall be entitled to retain, without exception, the Bona Fide GPO Fees earned as a result of PharMerica’s Purchases of Products from Suppliers pursuant to WBAD Contracts.

(i) Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions and activities contemplated hereby, including general operating expenses, overhead and the fees of counsel and accountants, shall be borne by the Party incurring such expenses.

(ii) Except as expressly provided in this Agreement, no Party may offset, deduct or withhold any amounts due to it pursuant to this Agreement or any other contract or agreement with the other Party against any amounts due to such other Party hereunder or under such other contract or agreement.

B. Annual Clean Room Process. (i) On an annual date to be determined by WBAD, the Parties shall provide the External Auditor such information as is necessary for the External Auditor to conduct the Clean Room Process and to deliver the resulting report (the “Year-End Data”). The Parties acknowledge and agree that the first Annual Clean Room Process for calendar year 2018 will occur during calendar year 2019. The Parties shall provide the Year-End Data in such format as the External Auditor and the Parties shall mutually agree. Each Party shall cooperate reasonably with the External Auditor and shall provide to the External Auditor all such supporting documentation as shall be reasonably requested.

(ii) Using the Year-End Data, the External Auditor shall confirm that the Specified Terms received by PharMerica under the WBAD Contracts are consistent with the applicable WBAD Contracts (the “Clean Room Process”). All fees and reimbursable expenses of the External Auditor shall be borne 50/50 by PharMerica and WBAD, who shall, if possible, pay such fees directly to the External Auditor. Absent manifest error, the calculations resulting from the Clean Room Process shall be conclusive and binding on the Parties. Should the Annual Clean Room Process show that either Party did not receive the full benefit of the Specified Terms under a WBAD Contract, or conversely that a Party received more than full benefit, then the Parties shall make all necessary credits/debits to the other Party in order to keep each Party whole, provided that there shall be no penalties and/or late fees assessed with respect to such adjustment.

(iii) Each Party shall maintain and provide reasonable access to the External Auditor to its books, records and accounts in sufficient detail to permit the External Auditor to confirm the accuracy of the Year-End Data in accordance with the terms of this Section 4.B. Each Party shall retain such books, records and accounts for the longest of (i) a period of three (3) years from the end of the calendar year in which they were prepared, (ii) the period consistent with such Party’s retention policies then applicable to such books, records and accounts and (iii) the period required by applicable Law.

(iv) In connection with the Clean Room Process, Walgreens shall join the engagement letter with the External Auditor in order to confirm the amount of all applicable chargebacks from Suppliers (or, if there has been a shortfall, the amount thereof) and to confirm that Walgreen has paid to PharMerica all applicable chargeback funds received from Suppliers on behalf of PharMerica.

4. TERM AND TERMINATION

A. Term. This Agreement shall be effective as of the Effective Date and will continue until the earlier of the following: (i) September 30, 2026; or (ii) the end of the ABC Distribution Agreement (the “Initial Term”), unless sooner terminated under the terms of this Agreement.

B. Termination With Cause. This Agreement may be terminated:

(i) by WBAD:

(a) upon any material breach of this Agreement by PharMerica, which breach is not cured within thirty (30) calendar days after written notice to PharMerica by WBAD;

(b) immediately upon written notice to PharMerica in the event of PharMerica’s: (i) filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (ii) having an order for relief entered in Bankruptcy Code proceedings; (iii) making a general assignment for the benefit of creditors; (iv) having a trustee, receiver or custodian of its assets appointed, unless proceedings and the person appointed are dismissed within 30 days; (v) insolvency within the meaning of Uniform Commercial Code § 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code § 303(h)(1), as amended; or (vi) certification in writing of its inability to pay its debts as they become due (each, a “Bankruptcy Event”);

(c) if (I) there is any Law that (x) makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (y) materially frustrates the Guiding Principles, taken as a whole, in a manner materially adverse to WBAD or (z) materially impairs the economic benefit of the transactions contemplated by this Agreement to WBAD or (II) any Governmental Entity having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, materially frustrating the Guiding Principles, taken as a whole, in a manner materially adverse to WBAD or materially impairing the economic benefit of the transactions to WBAD, and such order, decree, ruling or other action becomes final and non-appealable; or

(ii) by PharMerica

(a) upon any material breach of this Agreement by WBAD which breach is not cured within thirty (30) calendar days after written notice to WBAD;

(b) immediately upon written notice to WBAD in the event of WBAD’s Bankruptcy Event;

(c) (I) there is any Law that (x) makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (y) materially frustrates the Guiding Principles, taken as a whole, in a manner materially adverse to PharMerica or (z) materially impairs the economic benefit of the transactions contemplated by this Agreement to PharMerica or (II) if any Governmental Entity having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, materially frustrating the Guiding Principles, taken as a whole, in a manner materially adverse to PharMerica or materially impairing the economic benefit of the transactions to PharMerica, and such order, decree, ruling or other action becomes final and non-appealable;

(iii) In determining whether a breach is material, the Parties shall not only consider the financial impact of the breach but also whether the breach (or the conduct giving rise to the breach) is or has been of a frequent or recurring nature, and the efforts taken by the breaching Party to cure, rem ediate or mitigate the breach or the impact thereof or to reduce the likelihood of such breach occurring again in the future.

(iv) Each Party will provide immediate notice to the other Party upon a Bankruptcy Event and either Party may periodically require the other Party to certify its ability to pay its debts as they become due.

C. Termination Due to Competition/Strategic Deals/Violation of Laws.

(i) In the event the ABC Distribution Agreement is terminated as a result of a Change of Control (as defined in the ABC Distribution Agreement) of PharMerica (other than as a result of a Change of Control (as defined in the ABC Distribution Agreement) of Walgreens), WBAD shall have the right to terminate this Agreement. Such termination right shall be subject to PharMerica receiving transition assistance for a period of six (6) months after such termination becomes effective. Additionally, should PharMerica add volumes to its existing purchase volumes, either by a strategic relationship or by organic growth, and such additional volumes would not likely be permitted under applicable Laws, then the Parties shall agree on mutually acceptable exclusions from PharMerica’s commitments to WBAD so as not to frustrate WBAD’s abilities to provide services to its members.

(ii) In the event either Party or any of its Affiliates acquires an entity, or is under contract to acquire another entity, where any aspect of this Agreement is reasonably likely to materially delay or prevent the lawful consummation of such acquisition under applicable anti-trust Laws, then the Parties shall each use commercially reasonable efforts and work together in good faith to make accommodations that would permit the lawful consummation of such acquisition under applicable anti-trust Laws (including by agreeing to modify or change any terms of this Agreement). If, after exercising such commercially reasonable efforts, the Parties are unable to make accommodations that would permit the lawful consummation of such acquisition under applicable anti-trust Laws, then either Party shall be permitted to terminate PharMerica’s membership in the WBAD GPO (and thereby terminate this Agreement) without penalty to the other Party by giving written notice of such termination to the other Party, with such termination to be effective: (i) twelve (12) months after such termination notice has been delivered if the termination is due to an acquisition contemplated by WBAD or any of its Affiliates and PharMerica shall be entitled to receive transition assistance during such 12-month period; or (ii) six (6) months after such termination notice has been delivered if the termination is due to an acquisition contemplated by PharMerica or any of its Affiliates and PharMerica shall be entitled to receive transition assistance during such 6-month period. In furtherance of the above, the Parties agree to cooperate in good faith in the event of an investigation by a Governmental Entity in order to avoid the entry into of a final and non-appealable order blocking any such acquisition.

(iii) In the event a Governmental Entity having proper jurisdiction initiates any action, including litigation, which alleges that the activities conducted by the WBAD GPO are not permitted under applicable anti-trust Law, other than in connection with a transaction as discussed in Section 4.C(ii) above, the Parties will work together in good faith to take such actions to comply with applicable anti-trust Law (including by agreeing to modify or change any terms of this Agreement). If, despite the Parties’ respective good faith efforts described herein, the Parties are unable to cause the WBAD GPO to comply with applicable anti-trust Law, then either Party shall be permitted to terminate PharMerica’s membership in the WBAD GPO (and thereby terminate this Agreement) without penalty by giving written notice of such termination to the other Party, provided; however, PharMerica shall be entitled to receive transition assistance from WBAD as set forth below for a period of 12 months after such termination becomes effective. The Parties acknowledge and agree that if compliance with applicable Law requires PharMerica to collectively make purchases outside of the WBAD GPO in excess of twenty-five (25%) of its annual purchases (as calculated in units) that would otherwise be required to be made under this Agreement, either Party shall be permitted to terminate PharMerica’s membership in accordance with this Section 6.C. In furtherance of the above, the Parties agree to cooperate in good faith in the event of an investigation by a Governmental Entity in order to avoid the entry into a final and non-appealable order that the activities conducted by the WBAD GPO are not permitted under applicable anti-trust Law.

D. Effect of Termination. Upon any termination of this Agreement, the Parties shall work together in good faith to effect an orderly and equitable transition of PharMerica’s Product Purchases from the WBAD Contracts to any successor contracts designated by PharMerica to the extent reasonably requested by PharMerica. With respect to any termination pursuant to which PharMerica is entitled to receive “transition assistance” for a period of time, WBAD shall additionally, for such period of time (as set forth in the applicable termination provision) (x) provide to PharMerica the same services and on the same terms and conditions that WBAD is providing as of the date of termination of this Agreement (subject to PharMerica continuing to comply, in all material respects, with all of its representations, warranties and covenants under this Agreement) and (y) provide general “transition services” to PharMerica and shall cooperate with PharMerica in connection with PharMerica’s exit from the WBAD GPO, which services shall include, but shall not be limited to, assistance in negotiations out of or into contracts with pharmaceutical suppliers, and providing records and other information, as reasonably requested by PharMerica. For the avoidance of doubt, any transition assistance that PharMerica may receive or have the right to receive under this Agreement or otherwise shall not limit or otherwise affect any other rights or remedies that PharMerica or any of its Affiliates may have under any other agreement with WBAD or any of its Affiliates (including Walgreens) or any other Person.

E. Survival of Termination. Termination of this Agreement shall not relieve any Party of its accrued rights and incurred obligations under this Agreement prior to termination. The terms and conditions of this Agreement and all WBAD Contracts entered into prior to termination of this Agreement shall remain in effect and shall survive any termination of this Agreement in accordance with their terms for a period of time sufficient to permit the provision of transition assistance to PharMerica in accordance with this Agreement and an orderly transition to another contract; provided that PharMerica shall not have any liability to WBAD with respect to any contract that contemplates purchases by PharMerica beyond September 30, 2026. The following provisions shall also survive any termination of this Agreement: Section 4, Section 5, Section 6 and Section 7 hereof.

5. CONFIDENTIALITY AND PUBLICITY

A. Confidential Information. (i) As used herein, “Confidential Information” means all confidential or proprietary information given to one Party by any other Party, or otherwise acquired by such Party in its performance of this Agreement, relating to the other Party or any of its Affiliates, including pricing data, the terms of contracts with or identity of Suppliers, information regarding its sales, advertising, distribution, marketing or strategic plans, or information regarding its costs, productivity or technological advances and the terms of this Agreement. No Party shall use or disclose to third parties any Confidential Information of any other Party (except to comply with its obligations under this Agreement), and each Party shall ensure that its and its Affiliates’ employees, officers, representatives and agents shall not use or disclose to third parties any Confidential Information and upon the expiration or any termination of this Agreement shall return to the others or destroy all Confidential Information in written form. Confidential Information shall not include information that (i) was already known to the receiving Party at the time of its receipt thereof or is independently developed by the receiving Party, as evidenced by its written records; provided that such information is reasonably believed by the receiving Party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the disclosing Party or another Person; (ii) is disclosed to the receiving Party after its receipt thereof from a third party who, the receiving Party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality; or (iii) is or becomes part of the public domain through no fault of the receiving Party and not as a result of any breach of this Agreement.

(ii) Notwithstanding Section 5.A(i), any Party may disclose Confidential Information of any other Party solely:

(a) to its directors, officers, employees, agents and advisors to the extent reasonably necessary for the receiving Party to perform its obligations or exercise its rights under this Agreement or any other Transaction Document; provided that such Persons shall be subject to obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 5.A and the receiving Party shall be liable for any failure by any such Persons to comply with the terms hereof;

(b) pursuant to an order of a court or other Governmental Entity or as required by applicable Law or judicial, regulatory or other legal process;

provided that, to the extent legally permissible and reasonably practicable under the circumstances, the receiving Party provides the disclosing Party with reasonable advance written notice thereof and uses diligent and commercially reasonable efforts and reasonably cooperates with the disclosing Party to obtain a protective order or other confidential treatment therefor, if applicable, and only furnishes that Confidential Information which it is advised by counsel that it is legally required to furnish; or

(c) to the External Auditor.

(iii) Notwithstanding Section 5.A(i), PharMerica may disclose Confidential Information of WBAD to its Affiliates (and, in the case of PharMerica, Kohlberg Kravis Roberts & Co. L.P.) and their directors, officers, employees, agents and advisors to the extent reasonably necessary for the receiving Party to perform its obligations or exercise its rights under this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 5.A and PharMerica shall be liable for any failure by any such Persons to comply with the terms hereof.

B. Publicity. (i) The Parties acknowledge that the communication plan regarding the initial announcement of this Agreement to customers, suppliers, investors and employees and otherwise has been agreed by the Parties. No Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, or the existence of any arrangement between the Parties, or make any other communication which is inconsistent with such agreed upon communication plan.

(ii) Without limiting the generality of Section 5.B(i), no Party shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the Parties, without the prior written consent of the other Party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by Law, or any judicial, regulatory or other legal process, or any listing or trading agreement concerning its publicly traded securities; provided that in such event, to the extent reasonably practicable under the circumstances, the Party issuing the same shall still be required to consult with the other Party, whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other Party to review and comment thereon (which comments will be taken into consideration in good faith) and, after its release, shall provide the other Party with a copy thereof. If any Party, based on the advice of its counsel, determines that this Agreement must be publicly filed with a Governmental Entity, then, to the extent reasonably practicable under the circumstances, such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement which it intends to file, and will give good faith consideration to any comments provided by such Party or its counsel and use reasonable efforts (at the cost of the other Party) to ensure the confidential treatment by such Governmental Entity of those sections specified by the other Party or their counsel.

6. DISPUTE RESOLUTION

A. Dispute Resolution. (i) In the event that PharMerica and WBAD, after a period of thirty (30) days of discussion, are unable to resolve any disputed matter under this Agreement, such disputed matter shall be escalated through progressively senior levels of management at the Parties for an additional period of thirty (30) days.

(ii) In the event that the Parties are unable to reach a resolution of any referred disputed matter after the expiration of such thirty (30) day period, the Parties hereby retain all rights to pursue resolution of the matter pursuant to Section 6.B.

B. Arbitration.

(i) Any dispute, claim or controversy arising from or related in any way to this Agreement or the execution, interpretation, application, performance, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, which remains unresolved after following the procedures set forth in Section 6.A, shall be settled by arbitration in accordance with the Conflict Prevention & Resolution (“CPR”) Global Rules for Accelerated Commercial Arbitration (the “Rules”). The arbitration hearing shall be held in the Borough of Manhattan, New York City, New York and shall commence with the delivery by any Party of a “Notice of Arbitration,” in accordance with the Rules.

(ii) The arbitration panel (the “Tribunal”) shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators), each of whom is either (i) a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or (ii) a former judge or a senior judge (as defined in 28 U.S.C. § 294) of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks injunctive relief, then the Tribunal shall consist of a sole arbitrator, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes.

(iii) The Parties shall appoint the arbitrator(s) by agreement within 15 days of the commencement of arbitration. In the event the Parties fail to appoint the arbitrator(s) within 15 days of the commencement of arbitration, the arbitrator(s) shall be selected as follows:

(a) the CPR shall provide the Parties with a list of no fewer than 25 proposed arbitrators (or 15, if one arbitrator is to be selected) having the credentials referenced in paragraph (c) above;

(b) within 7 days of receiving such list, WBAD and PharMerica shall each exercise no more than five cause challenges each and then rank at least 65% of the proposed arbitrators remaining on the initial CPR list. WBAD and PharMerica may each exercise one peremptory challenge each on the five proposed arbitrators (or three, if one arbitrator is to be selected) with the highest combined rankings. The panel will consist of the remaining three proposed arbitrators (or one, if one arbitrator is to be selected) with the highest combined rankings; and

(c) in the event these procedures fail to result in the selection of three arbitrators (or one, if one arbitrator is to be selected), CPR shall select the remaining arbitrator(s) from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side five challenges for cause and three peremptory challenges.

(iv) The Tribunal shall hold an initial pre-hearing conference for the planning and scheduling of the proceeding within 15 days of the constitution of the Tribunal. The Parties shall agree at such initial meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the award being rendered within six months of the commencement of arbitration. In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing, then the Tribunal shall set dates for the hearing, any post-hearing briefing and the issuance of the award in accordance with the schedule set forth in the preceding sentence. The Tribunal shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set forth in the second sentence of this paragraph may be met. In no event will the Tribunal, absent agreement of the Parties, allow more than a total of 10 days for the hearing or permit either side to obtain more than 40 hours of total deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, counting subparts as separate requests, or 20 individual requests for admission or interrogatories, counting subparts as separate requests. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to any Party.

(v) The award shall be rendered within six months of the commencement of arbitration. The Parties may agree to extend this time limit or the Tribunal may do so in its discretion if it determines that the interests of justice so require. Failure to adhere to these time limits shall not be a basis for challenging the award.

(vi) The Tribunal must render its award, which may include specific performance, by application of the substantive law of the State of New York without regard for its conflicts of law principles, and must not apply “amiable compositeur” or “natural justice and equity” or any other similar principle. The Tribunal shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(vii) The Parties consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, the Parties consent to the jurisdiction of any state court in the Borough of Manhattan, New York City, New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. If, but only if, such Federal District Court and such state court lack jurisdiction, the Parties consent to the jurisdiction of any court with jurisdiction for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.

(viii) Each Party has the right before or, if the Tribunal cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(ix) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

C. Specific Performance. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the transactions contemplated by this Agreement, (b) the transactions contemplated by this Agreement are a unique business opportunity at a unique time for each of the Parties and their respective Affiliates, (c) irreparable damage could occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements, such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.C and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

D. Interim Relief. The procedures specified in this Section 6 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party may file a complaint to seek a preliminary injunction or other injunctive judicial relief, if in its sole judgment such action is necessary, including to specifically enforce Section 5. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Section 6.

7. MISCELLANEOUS

A. Notices. Any notice, request, instruction or other communication required to be given hereunder by any Party to the other Party shall be in writing and delivered personally, or sent by overnight mail or certified mail, or in specific cases, where agreed to by the Parties, via email:

if to WBAD, to:

Walgreens Boots Alliance Development GmbH

Bogenschtitzenstrasse 9A

CH3008 Bern, Switzerland

Attn: President

and if to PharMerica, to:

PharMerica

Attn: Robert E. Dries

Chief Financial Officer

1901 Campus Place

Louisville, KY 40299

or to such other address for any Party as such Party shall hereafter designate by like notice. Notice shall be effective upon receipt, or refusal of receipt.

B. Force Majeure. The Parties shall be relieved of their obligations hereunder, if and to the extent that any of the following events hinder, limit or make impracticable the performance by any Party of any of its obligations hereunder: war, terrorist act, riot, fire, explosion, accident, flood, sabotage, national defense requirements, or any other “act of God” or similar event beyond the reasonable control and without the fault or negligence of such Party. The Party thus hindered or whose performance is otherwise affected shall promptly give the other Party written notice thereof and shall use best efforts to remove or otherwise address the impediment to action and to resume performance of its affected obligations as soon as practicable.

C. Assignment. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and permitted assigns, but this Agreement shall not be assignable by either Party without the prior written consent of the other Party.

D. Amendments and Waivers. This Agreement may only be amended by the mutual agreement of the Parties in writing executed by authorized officers thereof.

E. Independent Contractors. Each Party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture or partnership. WBAD shall not have any power or authority to conclude any agreement, or to make any representation or to give any understanding on behalf of PharMerica in any way whatsoever save as provided for in this Agreement. Notwithstanding the foregoing, to the extent required to further the objectives of this Agreement, PharMerica shall execute any documents reasonably requested by WBAD as evidencing authority for WBAD to represent PharMerica hereunder.

F. No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and their successors and permitted assigns and are not intended to confer any rights or remedies to any Person, other than the Parties and such permitted successors and permitted assigns.

G. Compliance with Law. (i) Each Party will comply in all material respects with all applicable Laws, including the Controlled Substances Act and Laws applicable to purchasing, handling, sale and distribution of Products, as well as regulations regarding transportation of hazardous materials, provision of pedigrees, all applicable U.S. Drug Enforcement Administration and U.S. Food and Drug Administration regulations and all applicable government reporting obligations. The Parties agree that this Agreement is intended to comply with the Federal Anti-Kickback Statute 42 U.S.C. 1320a -7b(b), as well as similar state Laws. In the event there is any change in Law, regulation or interpretation thereof that has the effect of prohibiting any right or obligation of a Party under the Agreement or materially affects such right or obligation, then the Parties shall immediately work together in good faith to amend the Agreement so as to be in compliance with Law.

(ii) Each Party shall indemnify, defend and hold harmless the other Party, its agents, servants, employees, officers, directors, attorneys, subsidiaries, affiliates, parents and assigns, in each case, from and against all claims to the extent arising out of such Party’s or any of its Affiliates’ breach of this Section 7.G.

H. Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

I. Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

J. Interpretation. Unless otherwise provided herein, all monetary values stated herein are expressed in United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a Party or to a Section or Exhibit, such reference shall be to a Party to, a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns.

K. Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof. Each of the Parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein.

L. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

WALGREENS BOOTS ALLIANCE DEVELOPMENT GMBH,

By:	/s/ John Donovan
Name:	John Donovan
Title:	President

PHARMERICA CORPORATION

By:	/s/ Robert E. Dries
Name:	Robert E. Dries
Title:	Chief Financial Officer

[Signature Page]

EXHIBITS

The following exhibits to this Agreement are attached:

1 Definitions

2 Guiding Principles

3 PharMerica Procurement Liaison(s)

4 Identified Persons

EXHIBIT 1

DEFINITIONS

1.

Affiliate with respect to any Party means any entity that is directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition, the term “control”, when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. It is expressly agreed that no Party shall be deemed to be an Affiliate of another Party solely by reason of having one or more directors in common. For the avoidance of doubt, none of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), any fund, investment vehicle or account managed or advised by KKR or any portfolio company of KKR or any such fund, investment vehicle or account shall be deemed to be an Affiliate of PharMerica for any purpose of this Agreement, provided that any information provided by PharMerica to KKR shall be subject to the confidentiality restrictions provided under this Agreement in accordance with the terms of Section 5.A(iii) of this Agreement.

2.

Annual True-Up Period means each full calendar year from January 1 through December 31 during the term of this Agreement; provided, however, that for the calendar year during which the Effective Date or the termination of this Agreement occurs, the Annual True-Up Period shall be that portion of such calendar year during which this Agreement was in effect.

3.	Bankruptcy Code means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

4.	Bona Fide GPO Fee means a bona fide administrative fee paid by a Supplier to WBAD in compensation for WBAD’s activities in administrating a group purchasing organization.

5.

Bona Fide Service Fees means all distribution fees, financial management fees, information or data fees, sales and marketing fees, program administration fees and other bona fide service fees calculated as a percentage of Contract Price on Purchased Units or as otherwise agreed to by PharMerica and Suppliers.

6.	Business Day means any day except Saturday or Sunday or any other day on which commercial banks in New York, New York are required or authorized by Law or executive order to close.

7.	Contract Price means the contract cost of a Product without taking into account any Bona Fide Service Fees, Rebates, Prompt Pay Discounts or Event-Based Reimbursements.

8.

Event-Based Reimbursements means all failure to supply penalties, payments in respect of trade show registrations and sponsorships, payments in respect of price appreciation and reverse logistics (including returns and recalls) and other customary cost reimbursements.

9.

External Auditor means a mutually agreed upon internationally-recognized, independent accounting firm selected and retained on a joint basis from time to time during the Term by the Parties (acting reasonably and in good faith) to undertake the Clean Room Process after entering into PharMerica’s standard confidentiality agreement.

10.	Governmental Entity means any domestic or foreign court, administrative or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof).

11.	Law or Laws means any statute, law, ordinance, rule, regulation or other binding directive issued by any Governmental Entity.

12.	Period means a calendar month, a Quarterly Installment Period (or portion thereof) or an Annual True-Up Period (or portion thereof), as applicable.

13.

Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

14.	Product means a generic pharmaceutical product, other than an over-the-counter product, defined by active ingredient, dose and form.

15.	Prompt Pay Discounts means invoice payment reductions offered by Suppliers for payment prior to the due date.

16.

Purchase means to buy a Product from a Supplier or wholesaler. For all purposes under this Agreement, the time at which a Product is purchased shall be the time at which such Product is received by PharMerica. The terms “Purchased”, “Purchases” and “Purchasing” have meanings correlative thereto.

17.

Purchased Units means, for any Available Product, during any Period, the number of Units of such Product Purchased by PharMerica during such Period (net of any Units, not delivered, returned, recalled or otherwise credited during such Period).

18.

Quarterly Installment Period means each full calendar quarter period from January 1 through March 31, April 1 through June 30, July 1 through September 30 or October 1 through December 31 during the term of this Agreement; provided, however, that for the calendar quarter during which the Effective Date or the termination of this Agreement occurs, the Quarterly Installment Period shall be that portion of such calendar quarter period during which this Agreement was in effect.

19.

Rebates means any rebate (including any volume, functional or bundled rebate), discount (other than any Prompt Pay Discount), free or discounted good or service, allowance (including shelf-stock adjustments and slotting allowances) or pricing opportunity paid or provided by a Supplier on the acquisition of a Product, but in all events excluding all Bona Fide Service Fees and Event-Based Reimbursements.

20.	Shortage means the event that the supply of a Product available from a Supplier under a WBAD Contract is insufficient to meet the volume requirements of PharMerica at a particular time.

21.	Unit means, with respect to any Product, the smallest saleable unit of such Product.

EXHIBIT 2

GUIDING PRINCIPLES

Except as otherwise provided in the Agreement, the Parties agree as follows:

•

Benefits in Pricing. The Parties intend to capture legitimate, bona fide improvements in pricing for both PharMerica and the other members of WBAD resulting from this arrangement and for PharMerica to retain the value that results from improvements to PharMerica pricing.

•

Equal Treatment. WBAD shall at all times (i) act in good faith considering the interests of each member individually and (ii) deal fairly with each member. At no time shall WBAD knowingly favor one member to the detriment of any other without such adversely affected member’s consent (which may be withheld in such member’s sole discretion).

•

Supplier Notification. WBAD recognizes that switching Suppliers can be disruptive to PharMerica, particularly if such switches occur within short periods of time and/or with respect to large portions of PharMerica’s Product portfolio, and shall take into consideration such potential disruption in deciding whether, how fast and how frequently to switch Products between Suppliers.

•

Negotiating Strategy. WBAD will negotiate with manufacturers to capture contract price and terms available for its members. WBAD shall be the primary point of contact to the generic manufacturing community on behalf of Walgreens, AmerisourceBergen, Innovative Product Alignment LLC, Alliance Boots and PharMerica, except as otherwise provided in this Agreement. WBAD will negotiate terms that comply with its members’ standard supplier requirements, subject to reasonably agreeable modifications. WBAD will maintain ongoing strategic dialogues with its critical members, including Walgreens, AmerisourceBergen, Innovative Product Alignment LLC, Alliance Boots and PharMerica. Each of its members will agree to accept the terms negotiated by WBAD in accordance with the these Guiding Principles (except as otherwise set forth in this Agreement) and will provide ongoing market intelligence to WBAD to enable WBAD, as GPO, to use this information in negotiations with the manufacturers; provided that nothing contained herein shall require any member to provide market intelligence to or otherwise share information with WBAD in violation of any applicable Law or contractual commitment to confidentiality.

•

Organizational Commitment. The Parties commit (as Walgreens and Alliance Boots already have), from management down, to not engage in activities with the purpose of circumventing or frustrating the intention of this Agreement, nor impairing WBAD’s ability to negotiate Specified Terms. To that end, PharMerica will utilize WBAD as its exclusive procurement vehicle for generic pharmaceuticals, except where legal or regulatory impediments or other mutually agreed exceptions make doing so impractical. In such circumstances, the Parties will work in good faith to try to remove, as quickly and as efficiently as possible, the legal or regulatory impediments or other exceptions making non-use of WBAD impractical.

•

Communications. Effective communication from WBAD to Walgreens, AmerisourceBergen, Innovative Product Alignment LLC, Alliance Boots and PharMerica and any other members of WBAD is critical to success. WBAD and PharMerica will work together to develop a process by which market strategies are developed and communicated by WBAD to its members in a manner that is reasonably acceptable to these customers; provided, however, that WBAD shall not share information of a member with any other member in a manner that violates any applicable Law.

•

Affiliates. In addition to Walgreens, AmerisourceBergen, Innovative Product Alignment LLC, Alliance Boots and PharMerica, WBAD will explore opportunities for acceptable affiliate entities to participate in this structure and increase the benefit for all Parties.

•

WBAD Expansion. It is not in the spirit of this WBAD/PharMerica relationship to undermine PharMerica with its direct competitors or customers, however, WBAD also needs to be free to generate business in the United States with new clients and as such will not be restricted from adding new members to WBAD.

EXHIBIT 3

PharMerica Procurement Liaison(s)

PharMerica

Attn: Michael J. Moyano

Vice President, Purchasing and Trade Relations

1901 Campus Place

Louisville, KY 40299

****

EXHIBIT 4

Identified Persons

****